Exhibit 21.1

State, Province
Or Country of
Name	Incorporation
Ajax Tocco de Mexico S.A. de C.V.	Mexico
Ajax Tocco International Limited	England
Ajax Tocco Magnethermic Canada Limited	Ontario
Ajax Tocco Magnethermic Corporation (6)	Ohio
Ajax Tocco Magnethermic GmbH	Germany
Ajax Tocco Magnethermic Poland Spolka Z Oyranicgona Odpowiedgeshnoscea	Poland
Control Transformer, Inc.	Ohio
FECO, Inc.	Illinois
Foundry Service GmbH	Germany
General Aluminum Mfg. Company	Ohio
ILS Technology, LLC	Ohio
Integrated Holding Company	Ohio
Integrated Logistics Holding Company	Ohio
Integrated Logistics Solutions de Mexico S.A. de C.V.	Mexico
Integrated Logistics Solutions, Inc.	Ohio
Japan Ajax Magnethermic Co. Ltd.	Japan
NABS Supply Chain India Pvt. Ltd.	India
NABS Supply Technologies S. De R.L. De CV	Mexico
Park-Ohio Forged & Machined Products LLC (5)	Ohio
Park-Ohio Industries, Inc. (1)	Ohio
Park-Ohio Industries (Shanghai) Co. Ltd.	China
Park-Ohio Products, Inc.	Ohio
Pharmaceutical Logistics, Inc.	Ohio
Pharmacy Wholesale Logistics, Inc.	Ohio
Precision Machining Connection LLC (2)	Ohio
RB&W Corporation of Canada	Ontario
RB&W Manufacturing LLC (3)	Ohio
Snow Dragon LLC	Ohio
Southwest Steel Processing LLC	Ohio
Supply Technologies Ltd.	Shanghai
Supply Technologies Company of Canada	Nova Scotia
Supply Technologies Limited	Hong Kong
Supply Technologies Limited	Scotland
Supply Technologies LLC	Ohio
Supply Technologies (NABS Ireland) Limited	Ireland
Supply Technologies (NY), Inc.	New York
Supply Technologies Pte. Ltd.	Singapore
Supply Technologies (U.K.) Limited	England
The Ajax Manufacturing Company (4)	Ohio
Tocco, Inc.	Alabama

(1)	Doing business as Park Drop Forge, Ohio Crankshaft and Park-Ohio Forged & Machined Products

(2)	Doing business as PMC Industries and M.P. Colinet

(3)	Doing business as Delo Screw Products, RB&W Manufacturing, and Sabina Mfg.

(4)	Doing business as Ajax Technologies and Forging Development

(5)	Doing business as Kropp Forge

(6)	Doing business as PMC-Colinet and PMC Industries